EXHIBIT 10.3
                                                                    ------------

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of October 15, 2002 (the "Employment Agreement"), by and between NTL INCORPORATED (to be known as NTL Europe, Inc., from and after the Effective Date (as defined below), hereinafter the "Company"), a Delaware corporation, and JOHN GREGG, currently a resident of Florida ("Executive").

                  WHEREAS, on May 8, 2002, NTL Incorporated and certain of its non-operating subsidiaries each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court") and remain in possession and control of their respective assets and businesses as debtors-in-possession; and

                  WHEREAS, the Company desires that Executive enter into this Employment Agreement, and Executive desires to enter into this Employment Agreement, on the terms and conditions set forth herein and subject to approval by the Bankruptcy Court of the terms of this Employment Agreement.

                  NOW THEREFORE, the parties hereto agree as follows:

                  Section 1.  Duties; Term.
                  ---------   ------------

                  (a) Position. The Company agrees to employ Executive pursuant to this Employment Agreement as Chief Financial Officer of the Company, and Executive agrees to perform such duties, functions and responsibilities directed by the Chief Executive Officer of the Company that are generally consistent with such position, for a period of six (6) months commencing on the "Effective Date" (as such term is defined in the Second Amended Joint Reorganization Plan Of Incorporated And Certain Subsidiaries confirmed by the Bankruptcy Court on September 5, 2002) (the "Term"), unless the Term is sooner terminated in accordance with Section 3 hereof. The Term may be extended by mutual agreement of the Company and Executive; provided, that any extension shall be set forth in a written instrument. Executive's principal office shall be located in London, England.

                  (b) Resignation from Other Positions. Attached to this Employment Agreement as Exhibit A is a list of all positions (as an director, officer, employee, consultant or otherwise) Executive holds with the Company and any of its Affiliates (as such term in defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) as of the date hereof. From time to time during the Term, at the request of the Board of Directors of the Company (the "Board"), Executive shall resign from any or all of such positions (excluding, however, any positions Executive holds pursuant to the Service Agreement, dated as of July 16, 2002, to which Executive and iesy Holdings GmbH (among others) are parties (the "Service Agreement") and any positions Executive holds with Cablecom GmbH ("Cablecom")). In addition, upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all positions with the Company and any of its Affiliates, excluding any positions Executive holds pursuant to the Service Agreement or with Cablecom.

                  Section 2.  Compensation.
                  ---------   ------------

                  (a) Salary. During the Term, the Company shall pay to Executive a salary at an annual rate of Four Hundred and Fifty Thousand Dollars ($450,000.00), payable in accordance with the Company's standard payroll policies, and less any amounts required or permitted to be withheld by law including all applicable foreign, federal, state and local withholding taxes (the "Base Salary"). If Executive provides services to the Company or any of its Affiliates during the Term other than as set forth in Section 1 hereof, no additional compensation shall be paid to Executive for such services, and compensation for such services (if any) shall be paid to the Company; provided, however, that nothing in this Employment Agreement shall preclude Executive from retaining (i) all compensation paid by Cablecom for his services to Cablecom and its subsidiaries pursuant to the employment agreement entered into with Cablecom contemporaneously with this Employment Agreement (the "Cablecom Employment Agreement") or otherwise and (ii) all payments received under the Service Agreement. Executive acknowledges and agrees that he shall have no right to additional compensation from the Company or any of its subsidiaries or Affiliates in the event of any clawback or other forfeiture of compensation payable to him for services prior to the Effective Date in respect of the Company's investment in eKabel, L.P.

                  (b) Executive Benefits and Perquisites. During the Term, Executive will be entitled to (x) the benefits listed in Exhibit B attached hereto and (y) the expatriate package and housing stipend listed in Exhibit C attached hereto. Notwithstanding any other provision set forth in this Agreement, such expatriate benefits shall continue for eighteen (18) months after the expiration of the Term, regardless of the reason for termination; provided, however, that such expatriate benefits shall not continue in the event Executive is terminated for Cause by the Company pursuant to Section 3(b)(i) hereof.

                  (c) Additional Payment. The Company will pay Executive a payment (the "Additional Payment") of Four Hundred and Fifty Thousand Dollars ($450,000.00), less any amounts required or permitted to be withheld by law including all applicable foreign, federal, state and local withholding taxes, to be paid in six (6) substantially equal monthly installments, with the first such installment to be paid within fifteen (15) days following the Effective Date; provided, however, that Executive shall not be entitled to receive any portion of the Additional Payment to the extent then unpaid if his employment is terminated by the Company for Cause during the Term.

                  (d) Vacation. During the Term, Executive shall be entitled to ten (10) days of paid vacation.

                  (e) Payment of Attorney's Fees. Executive shall have the right to reimbursement, upon proper accounting, of reasonable attorney's fees not to exceed Ten Thousand Dollars ($10,000) solely in connection with and relating to the negotiation and execution of this Employment Agreement.

                  (f) Business and Entertainment Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses which Executive incurs during the

Term in performing his duties under this Employment Agreement in accordance with Company policy as agreed to in advance by the Chief Executive Officer of the Company.

                  Section 3.  Employment Termination.
                  ---------   ----------------------

                  (a) Termination Other Than For Cause; Constructive Termination Without Cause; Non-Renewal of Term. The Company may terminate Executive's employment for any reason at any time, and Executive may terminate Executive's employment in a Constructive Termination Without Cause in accordance with this
Section 3(a). Upon (x) termination of Executive's employment by the Company for any reason other than for Cause (as defined below), (y) termination of Executive's employment by Executive in a Constructive Termination Without Cause (as defined below) or (z) termination by the Company or Executive by reason of expiration of the Term, Executive shall be entitled to the following payments and benefits: (i) a lump sum equal to the Base Salary for the remainder of the Term, if any, such amount to be paid within fifteen (15) days following such termination, (ii) any portion of the Additional Payment, to the extent then unpaid, such amount to be paid within fifteen (15) days following such termination, (iii) if so elected by Executive, COBRA continuation coverage for medical benefits at the Company's expense for a period of eighteen (18) months to the extent permitted by applicable law and (iv) continuation of Executive's expatriate benefits, housing stipend and automobile stipend as then in effect for a period of eighteen (18) months; provided, however, that any benefits provided by or on behalf of the Company shall be offset for coverages and benefits received from any subsequent employer(s); and provided, further, that if Executive is precluded from continuing participation in any employee benefit plan or program covered by clause (iii) of this Section 3(a), Executive shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which Executive is unable to participate for a period of eighteen (18) months. The Company's obligations to make the payments and provide the benefits set forth in this Section 3(a) are conditioned upon: (Y) Executive's material compliance with his obligations under Sections 4 and 5 of this Employment Agreement (and the Company shall give Executive prompt notice of its knowledge of any such noncompliance); and (Z) Executive's execution and delivery to the Company of a valid and enforceable release, in a form substantially similar to the release set forth in Section 19 hereof (with such changes as the Company determines are necessary and appropriate to give the release its full force and effect under the Age Discrimination and Employment Act and other federal, state and local laws relating to employment and employment discrimination), of any litigation, arbitration, claim or demand arising out of, in connection with, or relating to, Executive's employment or termination of employment with the Company or any of its Affiliates; provided, however, that such release shall not release (i) any right of Executive to indemnification applicable to periods prior to the Effective Date, (ii) any rights Executive may have under the Service Agreement and the Indemnity Agreement, dated as of July 4, 2002, to which Executive and iesy Holdings GmbH (among others) are parties (such Agreement, together with the Service Agreement, the "Iesy Agreements") and (iii) any rights Executive may have under the Cablecom Employment Agreement.

                  For purposes of this Employment Agreement, a "Constructive Termination Without Cause" means a termination of Executive's employment during the Term by Executive within fifteen (15) days following the occurrence of any of the following events without Executive's prior consent: (A) failure to continue Executive in the position set forth in Section 1 hereof (excluding a promotion); (B) assignment to Executive of duties that are materially inconsistent with the scope of duties and responsibilities generally associated with the positions set forth in Section 1 hereof; (C) any materially adverse change in the reporting structure applicable to Executive (but not including a change in the person filling the position to which Executive reports; (D) relocation of Executive's principal office to a location more than forty (40) miles from London, England, except for required travel for Company business to an extent substantially consistent with Executive's prior business travel obligations; (E) any material breach by the Company of any material obligation to Executive under the Employment
Agreement; or (F) failure to maintain directors' and officers' liability insurance on the substantially similar terms described in Section 18(b) of this Employment Agreement or Section 5.2 of the Cablecom Employment Agreement, despite the Company's or Cablecom's reasonable efforts to maintain such coverage or that such coverage cannot be obtained at a commercially reasonable cost. Executive shall give the Company ten (10) days' notice of Executive's intention to terminate Executive's employment and claim that a Constructive Termination Without Cause has occurred, and such notice shall describe the facts and circumstances in support of such claim. The Company shall have ten
(10) days thereafter to cure such facts and circumstances if possible.

                  (b) Termination For Cause; Voluntary Resignation. The Company may terminate Executive's employment with the Company hereunder in the event Executive engages in conduct, or fails to take any action, which constitutes "Cause," and Executive may voluntarily terminate his employment other than in a Constructive Termination Without Cause at any time upon ten (10) days' notice to the Company. For purposes of this Employment Agreement, Cause shall mean: (i) Executive (x) is indicted for, convicted of, or pleads guilty or nolo contendere to, any felony or (y) commits any other crime involving fraud, embezzlement or breach of trust or fiduciary duty; (ii) in carrying out Executive's duties, Executive engages in conduct that constitutes gross neglect or willful misconduct; or (iii) Executive's material breach of any obligation or representation set forth in this Employment Agreement (including, but not limited to, any failure of Executive to comply with Section 1(b) hereof); provided, however, that Cause shall not be deemed to have occurred by reason of Executive's lack of physical or mental capacity. In the event that Executive's employment with the Company hereunder is terminated pursuant to this Section 3(b), then Executive shall be entitled to Base Salary and benefits (including pay in lieu of accrued but unused vacation and unreimbursed business expenses) through the date of termination and Executive shall not be entitled to any other payments or benefits; provided, however, that, if such termination is a voluntary termination by Executive other than in a Constructive Termination Without Cause, (A) Executive shall be entitled to any portion of the Additional Payment, to the extent then unpaid, such amount to be paid within fifteen (15) days following such termination, and (B) such payment of any portion of the Additional Compensation shall be conditioned on Executive executing and delivering the release described in subsection (Z) of the first paragraph of
Section 3(a).

                  The Company shall give Executive ten (10) days' notice of the Company's intention to terminate Executive's employment and claim that facts and circumstances constituting Cause exist, and such notice shall describe the facts and circumstances in support of such claim. Executive shall have ten (10) days thereafter to cure such facts and circumstances if possible; provided, however, that this sentence shall not apply to clause (i) of the definition of Cause, for which there shall be deemed to be no possible cure. If the Board reasonably concludes that Executive has not cured such facts or circumstances within such time, Cause shall not be deemed to have been established unless and until Executive has received a hearing before the Board (if promptly requested by Executive) and a majority of the Board in attendance at a meeting of the Board that occurs within ten
(10) days of the date of such hearing (if so requested) reasonably confirms the existence of Cause and the termination of Executive therefor.

                  (c) Notwithstanding any provision of this Employment Agreement to the contrary, if Executive's employment terminates under the Cablecom Employment Agreement and such termination is as set forth in the left column of the following table, then Executive's employment shall automatically terminate hereunder and such termination shall be as set forth in the right column of the following table:

      -------------------------------------- ----------------------------------
      Cablecom Employment Agreement          This Employment Agreement

      -------------------------------------- ----------------------------------

      by Cablecom for Cause                  by the Company for Cause

      -------------------------------------- ----------------------------------

      Resignation in a Constructive          Resignation in a Constructive
      Termination Without Cause              Termination Without Cause
      -------------------------------------- ----------------------------------

      Section 4.  Confidentiality; Non-Solicitation; Non-Competition.
      ---------   --------------------------------------------------

                  (a) At all times during and after the Term, Executive shall keep secret and retain in strictest confidence, any and all Confidential Information (as defined below), and shall use such Confidential Information only in furtherance of the performance by Executive of Executive's duties to the Company and not for personal or third party benefit or the benefit of any interest adverse to the Company's interests, except as may be required by law or court or administrative order (in which event Executive shall so notify the Company as promptly as practicable). For purposes of this Employment Agreement, "Confidential Information" shall mean any information or documents (whether in written or oral form, electronically stored, or otherwise) that evidence or relate to the Company's or any of its Affiliates' historical, present or future business, operations, financial condition, results of operations, funding requirements, strategic initiatives, business plans, financial statements, regulatory matters, litigation, arbitration, investigations, inquiries, adversarial proceedings or prospects that, individually or collectively, are not general public knowledge (information or documents shall not become "general public knowledge" through a breach by, or at the direction of, Executive of his obligations under this Section 4(a)) or information received from others that the Company is obligated to treat as confidential or proprietary.

                  (b) During the Term, Executive will not engage in Competition with the Company. For purposes of this Employment Agreement, "Competition" by Executive shall mean Executive's (x) engaging in, or otherwise being employed by or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, any other business or organization which competes directly or indirectly with the Company in its core businesses, or (y) affiliation or association with any business or organization that purchases assets of the Company; provided, however, that, notwithstanding the foregoing, it shall not be a violation of this Section 4(b) for Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a competing public corporation registered under the Securities Exchange Act of 1934, as amended.

                  (c) During the Term, Executive will not solicit for employment or hire or agree to hire, in any business enterprise or activity (other than for the sole benefit of the Company or any of its Affiliates), any person who is or was employed by the Company or any of its Affiliates.

                  (d) During the Term, Executive will not solicit, in competition with the Company or any of its Affiliates in their businesses or investments, any business, or order for business, from any other business or organization that Executive knows or should have known is a current or prospective customer, lender or vendor of, or supplier to, the Company or any of its Affiliates.

                  (e) During the Term, the Executive agrees that he shall not either alone or together with any "person" (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (such person, an "Acquiror") acquire, propose to acquire, seek to acquire, participate in any auction to acquire or otherwise take any steps to acquire any assets of the Company or any of its Affiliates without the express approval of the Board; provided, however, nothing herein shall prohibit the Executive from providing services to and receiving compensation (including equity compensation) from (i) the Company following the acquisition of a controlling interest in or ownership of the Company by any Acquiror or (ii) an Acquiror or any of its Affiliates following the acquisition of assets of the Company or any of its Affiliates, in each case so long as Executive did not violate this Section 4(e). Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenant contained in this paragraph (e), and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

                  Section 5.  Cooperation.
                  ---------   -----------

                  Following termination of Executive's employment for any reason, Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of Executive's services to the Company and its Affiliates. Executive represents and agrees that he will give truthful testimony in any investigations, proceedings or legal actions relating to such matters. Executive further represents and agrees that he will not furnish information to or cooperate with any non-governmental entity (other than the Company or any of its Affiliates) which is a party to an investigation, proceeding or legal action involving the Company or any of its Affiliates. Nothing in this Section 5 shall prohibit Executive from responding to a valid subpoena or court order provided that Executive has given the Company sufficient notice of such subpoena or court order to allow the Company an opportunity to seek a protective order or other relief limiting or barring such disclosure. The Company shall reimburse Executive for expenses reasonably incurred in connection with such matters as agreed by Executive and the Board.

                  Section 6.  No Third Party Beneficiary.
                  ---------   --------------------------

                  This Employment Agreement is not intended and shall not be construed to confer any rights or remedies hereunder upon any Person, other than the parties hereto or their permitted assigns. For purposes of this Section 6, "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

                  Section 7.  Notices.
                  ---------   -------

                  Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express, telecopy (or like transmission) or personal delivery against receipt, to the party to whom it is given at the following address or facsimile number of such party:

                  If to the Company:        NTL Europe, Inc.
                                            22 Suffolk Street
                                            London, England
                                            SW1Y 4HG
                                            Attention:  Chief Executive Officer
                                            Fax:  +44 20 7930 1443

                  With a copy to:           Jeffrey Brodsky
                                            Managing Director
                                            Quest Turnaround Advisors L.L.C.
                                            37 Purchase Street, 2nd Floor
                                            Rye, NY  10580
                                            Fax:  914-921-2136

                                            and:

                                            Jonathan Klein, Esq.
                                            Piper Rudnick LLP
                                            1251 Avenue of the Americas
                                            New York, NY 10020-1104
                                            Fax:  212-835-6001

                  If to the Executive:      John Gregg
                                            411 Silvermoss Drive
                                            Vero Beach, FL 32963

                  With a copy to:           Gregg Gilman, Esq.
                                            Davis & Gilbert LLP
                                            1740 Broadway
                                            New York, NY 10019
                                            Fax:  212-468-4888
or such other address or facsimile number as such party may hereafter specify by notice to the other party hereto; provided, that, if the facsimile method is used, then such notice, exercise of rights or other communication shall also be given by any other method permitted hereunder. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day when sent by overnight delivery service.

                  Section 8.  Representation.
                  ---------   --------------

                  The Company hereby represents and warrants that the execution and delivery of this Employment Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company. Executive represents to the Company that Executive's execution and performance of this Employment Agreement does not violate any agreement or obligation (whether or not written) that Executive may have with or to any person or entity including, but not limited to, any prior employer.

                  Section 9.  Amendment.
                  ---------   ---------

                  This Employment Agreement may be amended only by a written agreement signed by the parties hereto.

                  Section 10.  Binding Effect.
                  ----------   --------------

                  This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest, assign or successor organizations which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company and the Company shall be obligated to ensure that any such party undertake in writing to assume the obligations of the Company hereunder.

                  Section 11.  Governing Law.
                  ----------   -------------

                  This Employment Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

                  Section 12.  Severability.
                  ----------   ------------

                  If any provision of this Employment Agreement, including those contained in Section 4 hereof, shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Employment Agreement, including those contained in Section 4 hereof, shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waive any provision of law that renders any provision of this Employment Agreement invalid, illegal or unenforceable in any way.

                  Section 13.  Execution in Counterparts.
                  ----------   -------------------------

                  This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

                  Section 14.  Entire Agreement.
                  ----------   ----------------

                  This Employment Agreement sets forth the entire agreement, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that nothing in this Employment Agreement shall affect in any way Executive's rights and obligations under the Iesy Agreements or the Cablecom Employment Agreement.

                  Section 15.  Titles and Headings.
                  ----------   -------------------

                  Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Employment Agreement.

                  Section 16.  Consent to Jurisdiction.
                  ----------   -----------------------

                  The parties hereby irrevocably submit to the jurisdiction of any Federal court sitting in the City of New York in any action or proceeding to enforce the provisions of this Employment Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

                  Section 17.  Approval By Court.
                  ----------   -----------------

                  The Company shall undertake to file a motion seeking, and use its best efforts to promptly obtain, approval of the terms of this Employment Agreement by the Bankruptcy Court.

                  Section 18.  Indemnification.
                  ----------   ---------------

                  (a) To the fullest extent permitted by Delaware law, the Company shall indemnify Executive against, and save and hold Executive harmless from, any damages, liabilities, losses, judgments, penalties, fines, amounts paid or to be paid in settlement, costs and reasonable expenses (including, but not limited to, attorneys' fees and expenses), resulting from, arising out of or in connection with any threatened, pending or completed claim, action, proceeding or investigation (whether civil or criminal) against or affecting Executive as a result of Executive's service from and after the Effective Date as an officer, director or employee of, or consultant to, any member of the Company or any of its Affiliates, or in any capacity at the request of the Company or any of its Affiliates, or an officer, director or employee thereof, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of Executive's acts of willful misconduct, misappropriation of funds or fraud). In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against Executive, the Company shall, to the extent permitted by applicable law, promptly pay to Executive all costs and expenses incurred or to be incurred by Executive in defending or responding to any claim or investigation in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a final judgment of a court of competent jurisdiction (from whose decision no appeals may be taken, or the time for appeal having lapsed) that Executive was not entitled to indemnity hereunder, then Executive shall repay forthwith all amounts so advanced. The Company may not agree to any settlement or compromise of any claim against Executive, other than a settlement or compromise solely for monetary damages for which the Company shall be solely responsible, without the prior written consent of Executive, which consent shall not be unreasonably withheld. This right to indemnification shall be in addition to, and not in lieu of, any other right to indemnification to which Executive shall be entitled pursuant to the Company's Certificate of Incorporation or By-laws or otherwise.

                  (b) Directors' and Officers' Insurance. During the Term, the Company shall use its reasonable efforts to maintain directors' and officers' liability insurance on substantially similar terms as in effect prior to the Effective Date, so long as such insurance may be obtained at a commercially reasonable cost.

                  Section 19.  Release of Claims.
                  ----------   -----------------

                  Effective as of the Effective Date, Executive, with the intent of binding Executive and Executive's heirs, successors and assigns, hereby releases, remises, acquits and forever discharges the Company and each of its Affiliates, the divisions, successors, predecessors and assigns thereof, and the present and former officers, directors, executives, agents, attorneys and employees thereof (collectively, the "Released Parties"), of and from any and all claims, actions, causes of action, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, which Executive individually or as a member of a class now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party, but excluding (a) out-of-pocket expenses properly incurred by Executive prior to the Effective Date under Company policy in effect upon the incurrence thereof, (b) any right to indemnification applicable to periods prior to the Effective Date, and (c) any rights of Executive under the Iesy Agreements or the Cablecom Employment Agreement.

                  Section 20.  Assignment.
                  ----------   ----------

                  Notwithstanding any other provision of this Employment Agreement, Executive may assign his right to receive any payment hereunder to a company wholly owned by him, and, upon a following any such assignment, the Company shall make such payments to such company; provided that any assignment by which the Company would lose a tax deduction available to it in the absence of such assignment shall not be permitted. Any such assignment shall be made pursuant to a written instrument in form satisfactory to Executive and the Company.

                  IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above.

                                        NTL EUROPE, INC.

/s/ John Gregg                          /s/ J. Barclay Knapp
-----------------------------           ----------------------------------------
John Gregg                              By: J. Barclay Knapp
                                        Its: President


Exhibit A--List of Positions

Exhibit B--Benefits

Exhibit C--Expatriate Package and Housing Stipend

                                                                       EXHIBIT A
--------------------------------------------------------------------------------
                    JOHN FRANCIS GREGG DIRECTORSHIPS REPORT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                              COUNTRY OF INCORPORATION           COMPANY NUMBER
--------------------------------------------------------------------------------------------------------------------

Minority Interests
   Euroco
     De Facto 953 Limited                                         England & Wales                   4273370
     FLPTV Limited                                                England & Wales                   4112553
     lcfc.com Limited                                             England & Wales                   3987055
     mfc.co.uk Limited                                            England & Wales                   3904202
     rangers.co.uk Limited                                            Scotland                      SC207783
     Two Way TV Limited                                           England & Wales                   2662112
     Global Radio Participations SA                                  Luxembourg
     Global Radio SA                                                 Luxembourg
     Into Networks, Inc                                                 USA
     NOOS                                                              France
     B2 Bredband AB                                                    Sweden
     eKabel Hessen GmbH & Co KG                                       Germany
     eKabel LP                                                        Germany
     iesy Hessen GmbH                                                 Germany
     iesy Holdings GmbH                                               Germany
     iesy Finanz GmbH & Co KG                                         Germany
     Ekabel General Partner Limited
     Klesch Kabel Partners II LP
--------------------------------------------------------
Wholly Owned
     ntl Inc
     Classic Sport Limited                                        England & Wales                   4146754
     De Facto 829 Limited                                         England & Wales                   3928189
     De Facto 877 Limited                                         England & Wales                   4037665
     ntl Mobile Communications Limited                            England & Wales                   4037675
     ntl Mobile Limited                                           England & Wales                   3894897
     Premium TV (Ventures) Limited                                England & Wales                   3881170
     Premium TV Limited                                           England & Wales                   3426471
     National Transcommunications Spain, SL                            Spain
     ntl (Delaware One), Inc                                       United States
     ntl (Delaware Two), Inc                                       United States
     ntl (Delaware Three), Inc                                     United States
     ntl USA Services Company                                      United States
     ntl Australia SPV Inc                                         United States
     ntl International Broadcasting, Inc.                          United States
     NTL Switzerland SPV Inc                                       United States
     NTL Switzerland Holdings SPV LLC                              United States
     NTL TWTV Holdings Limited                                    England & Wales
     NTL Telephone Equipment Limited                              England & Wales
     ntl Delaware Inc                                              United States
     Premium TV Investments LLC                                    United States
     ntl Golden Gate Inc                                           United States
     ntl Investments Inc                                           United States
     ntl Sweden SPV Inc                                            United States
     NTL France SPV Inc                                            United States
     Sun Savings SL                                                    Spain
     Brigadoon Ventures Inc                                        United States
--------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT B

                               Expatriate Benefits



1)  Tax Differentiation

The objective is to ensure that the executive pays no more and no less tax and social security on company and all sources of income and benefits than he/she would have done while working in the home country (USA Florida residency). The company will retain Ernst & Young or another suitable tax consultant to prepare the executive tax returns. The executive is expected to cooperate with the consultant. The Consultant will calculate the executive Hypo tax amount which is the total income and social security tax the associate would have paid had he kept his residence in Florida. The amount of the Hypo tax will be withheld by the company from the executive taxable compensation. The company will make all payments due by the executive to tax and social security authorities at the end of each quarter for all income earned during the quarter. Detailed tax equalization policy is provided under Exhibit B-1.

2)  Healthcare

Insurance for executive and his dependents to a standard comparable to that available under NTL Inc. as of September 2002.

3)  Leave passage allowance

Executive will be paid an annual non-accountable Leave Travel Allowance net of tax. The value of the allowance will be based upon the cost of economy (fully flexible and refundable) return fares from the foreign location to the international airport nearest to the executive last residence in the US for the executive and his/her family. The executive may elect to receive payment of the first allowance at any date after the first six months of the assignment and thereafter during each subsequent calendar year of the assignment. The executive is free to make his/her own leave travel arrangements and no further claims for travel expenses incurred will be accepted.

4)  Compassionate Leave

In the event of a life-threatening illness or death within the immediate family, the executive will be provided with return air passages to the US/Home country and up to one week's leave of absence.

5)  Housing Allowance

GBP 8,190 plus utilities per month

6)  Income tax preparation

Given the complications related to income tax preparation, the company will hire at its cost a consultant to prepare the income tax returns of executive in all the jurisdictions executive is subject to income tax.

7)  Company Car

A monthly allowance of $1,450 plus gas

8) Immigration/visas

The company will cover the cost of assisting the executive in maintaining his immigration status in the US as well as in obtaining all necessary work visas and residency permits for him and his family.

9) Moving/Relocation

The company will pay for 1) All direct cost of moving all of executive's personal effects including packing, unpacking, freight, clearance and insurance. The executive will seek 3 bids from well established international moving companies. The company will promptly reimburse the executive an amount equal to the lowest bid. 2) A relocation allowance equal to one month base salary net of tax to defray the cost of setting up a new home 3) Up to 5 trips for executive and his family to the new location to prepare for the move and interview with schools. Expenses to be reimbursed according the company travel policy and 4) 30 days of temporary accommodations for executive and his family to be extended only with express permission of the company.

The benefits under section 9 will be provided in the event the company moves it primary place of business or in the event executive's employment terminates for any reason other than cause.

10)  Payment Of Salary/Exchange Rates:

Salary will be paid no less than monthly in arrears per executive instructions. Payments to US bank account will be made in US$. Payment in the local bank account will be made in the local currency. The applicable exchange rate will be that in effect as of the date of the relevant employment agreement.

                                                                     EXHIBIT B-1
                                NTL INCORPORATED
                             TAX EQUALISATION POLICY
A.       Objective
         ---------

         A tax equalisation policy has been established, when on foreign assignment, an employee's actual tax liability will be different from what it would have been in the home country. (This is because expatriate allowances and reimbursements may be taxable in the foreign country; the employee is also likely to remain subject to home country taxes).

         This policy ensures that an expatriate's total tax burden will approximate to that of an NTL INCORPORATED employee working in the US with comparable NTL INCORPORATED income, personal income, adjustments, deductions and exemptions, irrespective of host (ie, assignment) country.

         By equalising income and social tax costs for its expatriates, NTL INCORPORATED intends that each expatriate shall fully comply with the tax filing and payment requirements imposed by the taxing authorities in his country of assignment and by his home country. Assistance will be provided to the expatriate by an international tax consulting firm in order to meet these tax return filing requirements.

B.       Reporting Obligations
         ---------------------

         NTL INCORPORATED requires that all employees be familiar and comply fully with all applicable national and local laws. In connection with tax matters, the following guidelines ensure that NTL INCORPORATED and its expatriates will fully comply with worldwide income tax requirements.

                o NTL INCORPORATED regards compliance with worldwide income tax requirements as a mandatory obligation of each expatriate.

                o An expatriate must conduct himself at all times so as to avoid charges of tax evasion or abuse, or of violation of local law, which could jeopardise in any way his standing personally or as a representative of NTL INCORPORATED.

                o An expatriate is expected to exercise care and attention in minimising his liability for worldwide income taxes in accordance with appropriate principles of tax planning. An expatriate must co-operate with NTL INCORPORATED to ensure that his tax returns are filed in such a manner as to produce the lowest possible tax permitted by law.

         Each expatriate is required to report taxable income and pay income taxes to the taxing authorities which have jurisdiction during the period of his International Assignment. The income and social taxes to be paid by each expatriate will be governed by the tax laws and regulations under which the taxing authorities operate.

C.       Tax Return Preparation Assistance
         ---------------------------------

         It is the responsibility of each expatriate to ensure that the proper income tax returns are filed when due. NTL INCORPORATED has engaged an international tax consulting firm to assist expatriate employees in meeting this obligation. The fee for such services will be borne by NTL INCORPORATED.

         Tax returns prepared by the international tax consulting firm will be kept confidential by them.

D.       Implementation of Tax Equalisation
         ----------------------------------

         NTL INCORPORATED will continue to withhold actual US Social Security Taxes from the base salary of a US citizen or green-card holder during an International Assignment, subject to maximum statutory limitations.

         As noted above, under the NTL INCORPORATED Tax Equalisation Policy, each expatriate will have a total income tax burden approximately equal to that of an NTL INCORPORATED employee working in the US with comparable income, adjustments, deductions and exemptions.

         This is achieved by calculating a hypothetical tax liability and subtracting this amount from the expatriate's base salary during the year.

         Having reduced base salary by a retained hypothetical US income tax, NTL INCORPORATED will assume responsibility for paying the expatriate's actual worldwide income tax liability as well as his actual local social tax, if any.

         After the close of the year, and after an expatriate's US Federal (and State, if required) income tax return has been filed, the international tax consulting will prepare a year-end reconciliation. The "retailed hypothetical US income tax" will be adjusted, to reflect actual income and deductions in place of estimated amounts used at the beginning of the year. This reconciliation will be the basis of a final settlement between NTL INCORPORATED and the expatriate of that year's income tax reimbursement.

         1. Hypothetical US income tax (retained from pay)
         Hypothetical tax represents an estimate of the expatriate's US Federal and Ohio State tax obligations on his or her projected taxable income. This will be calculated using actual filing status, current dependency exemptions and tax rates for the taxable year. NTL INCORPORATED has decided to calculate hypothetical State tax based on Ohio rates, since this is where payroll is maintained, irrespective of an individual's `home' state prior to accepting overseas assignment.

                  Income to be included in the hypothetical tax calculations is as follows:-

        o  base salary

        o  bonus

        o  car benefit

        o  group term life

        o  personal passive (investment) income

          If married, passive income of expatriate's spouse will also be included. Subject to the specific exception below, spousal salary or other earned income, however, is specifically excluded from the Hypothetical calculation. Rationale: spouse is eligible to elect Sec.911 foreign earned income exclusion in their own right. This, plus credit for foreign taxes paid on foreign source wages, should result in no incremental US tax being due on such income. Spouse remains personally liable for all foreign income and social security taxes due.

                  In arriving at hypothetical taxable income, deductions will be available for:

        o actual amounts claimed on Federal income tax return to arrive at adjusted gross income.

        o actual itemised deductions per Federal return, excluding moving expenses.

        o mortgage interest and real estate taxes paid per Federal Schedule A or, if home is sold during overseas assignment, the amounts deductible in last complete tax year prior to sale.

        o credit will be given for hypothetical Ohio State taxes calculated, if this figure is higher than actual taxes claimed in Federal return.

           The hypothetical US income tax retained from pay may be changed by NTL INCORPORATED during the course of a year whenever there is a change in the expatriate's base salary, 401(k) contribution, or other NTL INCORPORATED income/related deductions, or a change in filing status or number of dependants. Also, upon notification and verification of US itemised deductions and deductible losses and adjustments such as US rental losses and alimony, NTL INCORPORATED may reduce the retailed hypothetical tax to give the expatriate current tax benefit. Conversely, NTL INCORPORATED may increase the retailed hypothetical tax in order to collect the additional hypothetical US income tax on net personal income such as dividends and interest.

           The hypothetical US income tax retained from pay is not a withholding tax and should not be confused with the amount of US income tax withholding to which the expatriate may have been subject prior to the International Assignment. The two amounts are calculated in different ways and will often be different in amount. The hypothetical US income tax is simply a negative item in the expatriate's compensation package which, because it approximates his tax obligation for the year on NTL INCORPORATED income, provides the expatriate with approximately the same net level of spendable income as a counterpart US employee.

                  Spousal Income - Exception
                  --------------------------

           In the event that both spouses are employed by NTL INCORPORATED and on foreign assignment, the hypothetical tax liability will be based on the inclusion of all income (as above) and calculated on the basis of the married filing joint tax rates. The hypothetical taxes payable by each spouse will be in proportion to their respective gross income (as defined above), but net of 401k contributions and/or other NTL INCORPORATED income/related deductions.

         2. Final Hypothetical US Income Tax (for tax reimbursement purposes)

           As stated above, after the close of the year, the "retained hypothetical US income tax" will be adjusted to a "final hypothetical US income tax" based on actual amounts. This hypothetical US income tax then becomes the "final" income tax burden which an expatriate must bear for such year, and will approximate that of an NTL INCORPORATED employee in the US with comparable base salary, bonus, other NTL INCORPORATED income, personal income or losses, deductions and exemptions.

           Because the United States taxes its citizens and green-card holders on worldwide income, the final hypothetical US income tax will be based not only on NTL INCORPORATED base salary and bonus, but also on the expatriate's taxable net personal income or loss, adjustments, and in most circumstances on his actual itemised deductions as well. In the absence of a reduction in the retained hypothetical US tax as discussed above, the NTL INCORPORATED expatriate with losses, alimony or itemised deductions will likely receive a cash reimbursement from NTL INCORPORATED after the end of the year. On the other hand, an NTL INCORPORATED expatriate with net personal income will be obliged to make a cash payment to NTL INCORPORATED after the end of the year equal to the additional hypothetical tax on such income. Such expatriates are thereby on notice that they must have sufficient cash to pay this hypothetical tax on personal income, or make arrangements for NTL INCORPORATED to retain it through payroll or to make payments of Estimated US income tax to the IRS and to State tax authorities, if applicable.

                  The final hypothetical US income tax will be based on the following items:

                  (a)      NTL INCORPORATED Income
                           -----------------------

         o Base salary, less 401(k) contributions and any other pre-tax employee contributions. (For this purpose, in the case of an employee who works a part-year on International Assignment for NTL INCORPORATED and who works a part-year for NTL INCORPORATED in the US base salary will be the sum of the two part-year base salaries).

         o  Cash bonuses and any other cash incentive compensation.

         o (Income from the exercise of NTL INCORPORATED Stock Options. (Note, however, that while an expatriate will be charged a US hypothetical tax on Stock Option income, it is in the best interests of the expatriate, and of NTL INCORPORATED, for the tax consequences of stock option exercises to be thoroughly discussed with the international tax consulting firm in advance of the exercise and of any subsequent sale of shares, in order to mitigate adverse tax consequences).

         o  Income from any other NTL INCORPORATED stock-based incentive plan.

         o Imputed income from group term life insurance and any other employee benefit considered taxable in the US which the expatriate would have received independent of his International Assignment.

         o Overseas allowances are excluded from all calculations of hypothetical tax to ensure that NTL INCORPORATED bears the full cost of any tax imposed on these allowances.

                  (b)      Net Personal Income
                           -------------------

           "Net personal income" is the positive amount which results from subtracting "personal losses" from "personal income". NTL INCORPORATED reserves the right to "cap" the amount of net personal income which it will tax equalise under this policy, and also to limit its reimbursement of host country income taxes thereon when such taxes could have been avoided by following the tax advice of the international tax consulting firm.

           "Personal income" encompasses income earned or received from sources other than NTL INCORPORATED. It includes, but is not limited to, amounts from the following sources which are taxable on an expatriate's actual US income tax return:

         o  Dividends

         o  Interest

         o  State income tax refunds

         o Net capital gain, other than gain from the sale of an expatriate's US principal residence and gain from the sale of any residence owned by the expatriate country of assignment.

         o Net rental income (but excluding any NTL INCORPORATED - funded expenses).

         o  Net partnership income.

           Capital gain arising from the sale of an expatriate's US principal residence will not be tax equalised under the NTL INCORPORATED policy. In this connection, it is possible for an expatriate who sells his US principal residence (upon taking an International Assignment) to defer the Federal (but not all states') income tax on his gain, if any, by reinvesting the proceeds (within certain time limits) in a new principal residence. The tax consequences of selling versus renting should be discussed with the international tax consulting firm. In the event an expatriate chooses to sell his US principal residence, at any time, the expatriate will be responsible for the full amount of the income tax payable, if any, on the gain therefrom, as well as the full amount of the income tax payable, if any, on the sale of any residence owned by the expatriate in the country of assignment.

                           "Personal Income" also includes:

         o Any salaries or compensation received by the expatriate prior to, or subsequent to, the International Assignment, while self-employed or employed by a corporation unrelated to NTL INCORPORATED.

         o Any salaries, compensation or self-employment income received by the expatriate's spouse prior to, or subsequent to, the International Assignment.

           During the period of the expatriate's International Assignment, to the extent that an expatriate's spouse has a job in the host country, or is self-employed there, the spouse will be fully responsible for any income and social taxes imposed on the spouse's income. In this circumstance, the Year-End US. Tax Equalisation calculation will not reflect a final hypothetical US income tax on such income; and in calculating the actual US income tax if any, attributable to the spouse's income, the spouse will receive the full benefit of the spouse's "earned income exclusion" and the appropriate "foreign tax credit" available under US tax law. However, where the host country is the UK, the "married couple's allowance" will be deemed deductible by the NTL INCORPORATED expatriate and not by his spouse.

                           "Personal losses" encompass losses funded exclusively
by the expatriate. This category includes, but is not limited to:

         o  Net capital loss deductible on the actual US income tax return.

         o Net rental loss deductible on the actual US income tax return (but excluding any NTL INCORPORATED funded expenses).

         o Net partnership loss deductible on the actual US income tax return.

                  (c)      Net Personal Loss
                           -----------------

           "Net Personal Loss is the negative amount which results from sub-tracting "personal losses" from "personal income".

                  (d)      Deductions
                           ----------

           The following deductions which are not funded by NTL
                     INCORPORATED via a specific allowance payment will be allowed in arriving at an expatriate's hypothetical taxable income for purposes of computing his final hypothetical US income tax:

           Adjustments to gross income claimed on the expatriate's actual US income tax return for the taxable year, such as alimony, forfeited interest, and deductible IRA contributions; plus

           - the amount of actual itemised deductions deductible on an expatriate's US income tax return for the taxable year plus the amount of the final hypothetical State income tax for the year;

                            - an amount equal to the last full tax year's expense for mortgage interest and real estate taxes where the principal residence in USA has been sold.

           An expatriate's actual itemised deductions will be reduced by those expenses (principally moving expenses) which were reimbursed (directly or in the form of an allowance) by NTL INCORPORATED.

                  (e)      Tax Rates & Filing Status
                           -------------------------

           In computing the final hypothetical US income tax, the tax rates and filing status to be used are those used on the actual US income tax return (and State return, if required) for the taxable year.

                  (f)      Tax Income Taxes
                           ----------------

           The State portion of the final hypothetical US income tax will be adjusted after year-end to include the various items of income and deductions described above, applying the tax laws of the State of Ohio which would have been applicable to an expatriate if he had remained in the US.
           In most cases, an expatriate will not be subject to actual
                     State income taxes on his worldwide earnings abroad, However, some states may attempt to assess state income taxes in certain situations. Where this occurs, the following rules will apply:

         o Tax based on "domicile" or "residence" in year of departure from US or return to US

         Some states assess tax on an expatriate's overseas earnings due to the fact that the expatriate was domiciled in that state during the year. In such cases, an equitable adjustment will be made to keep the expatriate whole.


         o  State Income Tax on Business Trips to the US

         In certain circumstances, business trips to the US by an expatriate may attract State income tax on earnings related to such business trips. NTL INCORPORATED will reimburse an expatriate for all state income taxes assessed on income earned on business trips to the US.

         3. Reimbursement of Actual Worldwide Income Taxes & Local Social
         Services

         Having reduced an expatriate's compensation by a retained hypothetical US income tax which is later adjusted to a final hypothetical US tax, NTL INCORPORATED will reimburse the actual amount of worldwide income taxes paid by an expatriate as well as local social taxes paid, if any.

         In general, NTL INCORPORATED employees on International Assignment will be subject to income and social taxes in their country of assignment. Where this is the case, NTL INCORPORATED expects each expatriate to comply fully with the tax laws of such country, relying on the services of the international tax consulting firm in the preparation of required tax returns and in legally minimising income tax liabilities.

         Whenever an expatriate must pay a local income or social tax, NTL
            INCORPORATED will at that time pay the amount of such tax to or on behalf of the expatriate. This includes local income and social taxes in the form of:-

         o Withholding taxes which NTL INCORPORATED is required to pay over to the assignment country government.

         o  Estimated tax filings made during the year.

         o Payment of the balance due with the assignment country income tax return or upon final assessment for the tax year.

         In all cases, the expatriate's cash flow will not be reduced by tax payments to the assignment country government.

         Verification of the actual amount of local taxes paid by each expatriate will be provided by Ernst & Young, which will communicate the amount thereof to NTL INCORPORATED. An amount equal to any local tax refunds must be paid or turned over to NTL INCORPORATED by the expatriate, since NTL INCORPORATED (and not the expatriate) will have funded all local taxes.

         4.  Year-End US Tax Equalisation

         After an expatriate's US income tax return (if required) has been filed, the international tax consulting firm will prepare a tax reconciliation.

         NTL INCORPORATED will provide to the consultants the salary and other information (retained hypothetical tax, etc.) necessary to complete this form. The consultants will send the Year-End US Tax reconciliation to NTL INCORPORATED, who will review the calculation and then forward it to the expatriate.

         The "Year-End US Tax reconciliation" will reconcile the retained hypothetical US income tax with the final hypothetical US income tax for the year. It will also disclose the actual US income tax for the year (if any) which, under this policy, is fully reimbursable by NTL INCORPORATED. The reconciliation will then indicate the net reimbursement owed to/by the expatriate, and NTL INCORPORATED reimbursement will be made as appropriate and final.

         NTL INCORPORATED will reimburse the expatriate for all interest and penalties relating to NTL INCORPORATED income except when the assessment of the interest and penalties results from the negligence or fault of the expatriate; eg,., a delay in submitting data booklets or tax questionnaires to the consultants which in turn prevents the timely filing of a return.

         NTL INCORPORATED will also reimburse interest imposed on any balance due resulting from an extended due date for filing US tax returns granted to US taxpayers residing overseas.

         5. Credits Allowed against US tax for Local Taxes Paid

         Any tax credits for local taxes (referred to as "foreign tax credits") reimbursed by NTL INCORPORATED which reduce an expatriate's US income tax liability prior to, during or subsequent to his International Assignment, will be considered to be for the benefit of NTL INCORPORATED.

         It also includes tax credits (reimbursed by NTL INCORPORATED) which are carried back or carried forward, regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service, plus interest, to NTL INCORPORATED. This payment is to be made within 10 days of receipt of the refund.

         6.       Net Operating Losses

         Any net operating losses resulting from exclusions available to US citizens working abroad will be considered to be for the benefit of NTL INCORPORATED, because the tax benefit of these personal losses will have been fully realised by the expatriate in the hypothetical tax calculation. This includes a net operating loss which is carried back or carried forward regardless of whether the income in the carryback or carry forward year is related to the International Assignment. In such instances, an expatriate must pay the amount of his tax refund received from the Internal Revenue Service and applicable state tax authority, plus interest, to NTL INCORPORATED. This payment is to be made within 10 days of receipt of the refund.

         7.       Subsequent Adjustments

         Assignment country government or US Internal Revenue Service or State government examinations of expatriate income tax returns are not uncommon. When they occur, the year-end US or local tax equalisation for that year will be recomputed, if necessary, with adjustments made as appropriate.

         8. "Tax on Tax"

         Whenever NTL INCORPORATED reimburses local or US income taxes (either currently, or in the following year), such reimbursements themselves constitute taxable income for US income tax purposes and, generally, for assignment country tax purposes as well. Under the NTL INCORPORATED Tax Equalisation Policy, any "final" tax paid with respect to income tax reimbursements will be fully reimbursed by NTL INCORPORATED.

         For repatriated employees receiving tax reimbursements during the year subsequent to termination of their International Assignment, the payment may be grossed up to include any final tax due on the reimbursement in order to keep the employee whole.

         9.       Short-term loans

         Even though compensation is reduced by the hypothetical US income tax, it may be necessary for NTL INCORPORATED to withhold actual US or local taxes as applicable, and to remit these taxes to the proper US and local taxing authorities. In order to ease the expatriate's cash flow burden, the expatriate in such cases will receive a loan equal to the local and/or US taxes withheld, with the approval of NTL INCORPORATED. This loan will, to the extent possible, be remitted to the expatriate at the same time that the salary check is issued. The total loan will be settled in the following year at the time the Year-End US or local tax reconciliation is prepared.

         10. Annual settlement with expatriate

         When the Year-End Equalisation calculations result in a balance due to the expatriate, the amount will first be applied against any outstanding loans for the same year. The remainder will be paid by NTL INCORPORATED to the expatriate.

         If loans for a particular year exceed the amount of the tax equalisation balance due, the expatriate must repay such excess loans to NTL INCORPORATED within 10 days of receiving the applicable refund of taxes from the US or local government taxing authorities. NTL INCORPORATED reserves the right to recapture all unpaid tax loans by reducing the expatriate's base salary.

         11. Treatment of new, returning, terminated and retired expatriates

         For an expatriate who is hired, transferred, terminated or who returns home during the year, the Year-End US Tax Equalisation will be adjusted in order to compare:

         o Hypothetical US income tax retained from compensation (described above) during the portion of the year spent on International Assignment,

         o Final hypothetical US income tax (described above) on the entire year's income, and

         o  Actual US income tax liability on Form 1040 for the entire year.

         Where the expatriate was employed by an employer other than NTL
              INCORPORATED or any affiliate during the year, compensation from the expatriate's previous or subsequent employer will be treated as personal income and will therefore be subject to US hypothetical tax and will be fully tax equalised.

         Where the expatriate spent part of the year (either pre-assignment or post assignment) in the US he will be fully responsible for applicable State income taxes assessed during such part-year periods, except to the extent that such state income taxes are increased by a NTL INCORPORATED allowance on which NTL INCORPORATED assumes responsibility for paying actual taxes.

         12. Treatment of expatriates who are married to participants in tax equalisation policies of other employers

         For an expatriate whose spouse is employed in the host country by entities other than NTL INCORPORATED and is covered by a tax equalisation policy of another employer, the manner in which the final hypothetical tax and reimbursable US and local taxes are calculated will be determined on a case-by-case basis. This approach will ensure that an NTL INCORPORATED expatriate receives the protection to which he is entitled under the NTL INCORPORATED Tax Equalisation Policy by eliminating any distorted results which could occur if the standard calculations were performed.

                                                                       EXHIBIT C

Life Insurance at 2x annual salary for a maximum of $300,000. Long term disability at 50% of monthly salary up to $6,000 per month.

Dental coverage on substantially similar terms as Executive currently receives, including COBRA continuation rights.

Medical coverage on substantially similar terms as Executive currently receives.

Participation in 401(k) plan on substantially similar terms as 401(k) plan Executive currently participates in.

                                  Side Letter

         This Side Letter, dated as of October 15, 2002, is hereby made by and among NTL Incorporated (to be known as NTL Europe, Inc. from and after the "Effective Date" (as defined in the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries confirmed by the Bankruptcy Court on September 5, 2002) ("NTL Europe"), Cablecom GmbH ("Cablecom") and John Gregg (the "Executive").

         WHEREAS, contemporaneously with this Side Letter, the Executive and NTL Europe are entering in an Employment Agreement, dated as of October 15, 2000 (the "NTL Europe Employment Agreement"); and

         WHEREAS, contemporaneously with this Side Letter, the Executive and Cablecom are entering in a Contract of Employment, dated as of October 15, 2000 (the "Cablecom Employment Agreement"); and

         WHEREAS, Section 2(b) of the NTL Europe Employment Agreement provides that the Executive shall receive certain medical benefits, as provided therein and pursuant to Exhibit B of the NTL Europe Employment Agreement (the "Medical Benefits");

         WHEREAS, the parties intend herein to clarify Section 2(b) of the NTL Europe Employment Agreement with respect to the provision of the Medical Benefits;

NOW, THEREFORE, in consideration of NTL Europe entering into the NTL Europe Employment Agreement and Cablecom entering into the Cablecom Employment Agreement and other good and valid consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Cablecom shall provide the Medical Benefits to the Executive as set forth in Section 2(b) of the NTL Europe Employment Agreement, if such Medical Benefits are not otherwise provided by NTL Europe pursuant to a group health plan.

         2. If Cablecom provides less than the full amount of the Medical Benefits pursuant to Section 1 of this Side Letter, Cablecom shall be deemed to have satisfied the obligation of NTL Europe under the NTL Europe Employment Agreement to provide the Medical Benefits, but only to the extent of such portion; and provided, further, that in such a case, NTL Europe shall not be relieved of its obligations, to the extent not otherwise satisfied, to provide the Medical Benefits.

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         3. To the extent that Cablecom does not provide the Medical Benefits and NTL Europe does not then sponsor a group health plan pursuant to which the Medical Benefits may be provided, NTL Europe shall reimburse the Executive for the cost of a stand-alone insurance policy to provide the Medical Benefits. Such reimbursement shall not exceed $2,000 per month. Any coverage provided pursuant to such a stand-alone insurance policy shall be deemed to have satisfied Cablecom's obligation to provide the Medical Benefits under this Side Letter and NTL Europe's obligation to provide the Medical Benefits under the NTL Europe Employment Agreement.

         4. This Side Letter shall constitute an amendment of the NTL Europe Employment Agreement and the Cablecom Employment Agreement to the extent set forth herein. Except as otherwise provided herein, the terms and conditions of the NTL Europe Employment Agreement and the Cablecom Employment Agreement shall remain in full force and effect.



IN WITNESS WHEREOF, the parties have entered into this Side Letter effective as of the date first written above.

NTL EUROPE, INC.                          CABLECOM GMBH

/s/ J. Barclay Knapp                      /s/ J. Barclay Knapp
-------------------------------------     -------------------------------------


By:  J. Barclay Knapp                     By:  J. Barclay Knapp
     --------------------------------          --------------------------------

Its:  President                           Its: Director
      -------------------------------          --------------------------------




/s/ John Gregg
-------------------------------------
John Gregg

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